Exhibit 10.93

Second Amendment to Promissory Note

THIS SECOND AMENDMENT TO PROMISSORY NOTE dated this 15th  day of December, 2005, is by and among DC Investments Leasing, LLC, a Mississippi limited liability company (“Borrower”) and Fair Holdings, Inc. (“Fair”), an Ohio corporation.  The parties agree as follows:

Recitals

WHEREAS, Borrower and Fair entered into that certain Promissory Note dated August 31, 2003,  in the principal amount of $300,000.00, which was subsequently amended by a certain amendment, dated June 15, 2005, that increased the amount under the Note to $1,000,000.00 (the original Promissory Note and all amendments thereto being referred to herein as the “Note’); and

WHEREAS, Fair has agreed to amend the Note in order to increase to $2,100,000.00 the amount which Borrower may borrow;

WHEREAS, Fair is willing to amend the Note subject to the terms herein and subject to the amendment of the Note as herein provided;

NOW THEREFORE, in consideration of the premises, and the mutual promises herein contained, the parties agree that the Note shall be, and hereby is, amended as provided herein and the parties further agree as follows:

 The principal amount of the Note is hereby increased so that the total amount that can be borrowed under the Note is $2,100,000.

All other terms and conditions contained in the Note, the Security Agreement and Mortgage or other related documents shall remain the same and shall continue in full force and effect that are not specifically amended herein and shall continue during the term of the Note without change, except to reflect the increase in the amount of the Note and to provide security therefore for the entire amount that may become due under the Note.

IN WITNESS WHEREOF, Borrower, and Fair have caused this Second Amendment to Promissory Note to be executed as of the day first written above.

Fair Holdings, Inc.	DC Investments Leasing, LLC

/s/ Timothy S. Durham	/s/ Timothy S. Durham
By: Timothy S. Durham, CEO	By: Timothy S. Durham, Member